Exhibit 11.1

Consent of Independent Auditor

HC Government Realty Trust, Inc.

Sarasota, Florida

We hereby consent to the use in the Offering Circular constituting a part of this Amendment No. 3 to the Regulation A Offering Statement on Form 1-A of HC Government Realty Trust, Inc. of our report dated June 14, 2016, with respect to the combined statement of revenues and certain operating expenses of the Owned Properties for the year ended December, 31, 2015, of our report dated June 14, 2016, with respect to the combined statement of revenues and certain operating expenses of the Johnson City and Port Canaveral Properties for the year ended December 31, 2014, and of our report dated June 14, 2016, with respect to the statement of revenues and certain operating expenses of the Silt Property for the year ended December 31, 2014.

/s/ Cherry Bekaert LLP

Richmond, Virginia

September 28 , 2016

Consent of Independent Registered Public Accounting Firm

HC Government Realty Trust, Inc.

Sarasota, Florida

We hereby consent to the use in the Offering Circular constituting a part of Amendment No. 3 to the Regulation A Offering Statement on Form 1-A of HC Government Realty Trust, Inc. (the “Company”) of our report dated June 14, 2016, with respect to the balance sheet of the Company as of May 31, 2016 and of the related statements of operations, changes in stockholders’ equity, and cash flows for the period from March 11, 2016 (date of inception) through May 31, 2016 and of our report dated June 14, 2016, with respect to the consolidated financial statements of Holmwood Capital, LLC and subsidiaries as of and for each of the two years in the period ended December 31, 2015.

/s/ Cherry Bekaert LLP

Richmond, Virginia

September 28 , 2016